Exhibit 10.49

AGREEMENT REGARDING THE CANCELLATION OF
THE SERIES A PREFERRED STOCK OF XA, INC.

This Agreement Regarding the Cancellation of the Series A Preferred Stock of XA, Inc. (the “Agreement”) is made and entered into this 24th day of January 2007, by and between XA, Inc., a Nevada corporation (“XA”) and Joseph Wagner, an individual and the President and Chief Executive Officer of XA and Jean Wilson, an individual and the Chief Operating Officer of XA (collectively the “Preferred Stock Holders”), each individually a “Party” and collectively the “Parties.”

W I T N E S S E T H:

WHEREAS, the Preferred Stock Holders each hold one (1) share of XA’s Series A Preferred Stock, of which only two (2) shares are currently outstanding, which shares provide the Preferred Stock Holders the right to vote in aggregate an amount of common stock equal to fifty-one (51%) of XA’s total common stock on all shareholder matters (the “Series A Preferred Stock”);

WHEREAS, XA previously entered into a Securities Purchase Agreement with certain third party purchasers to purchase an aggregate of $2,700,000 in 11% Senior Secured Convertible Notes (the “Funding”), whereby XA agreed to retire all of its Series A Preferred Stock for an aggregate of $1.00 (the “Retirement”), as a condition to XA entering into the Securities Purchase Agreement and receiving any funds from the third party purchasers; and

WHEREAS, the Preferred Stock Holders are willing to agree to the Retirement of the Series A Preferred Stock.

NOW, THEREFORE, in consideration for the promises and pledges contained below and other good and valuable consideration, which consideration XA and the Purchasers acknowledge receipt of, and the premises and the mutual covenants, agreements, and considerations herein contained, the Parties hereto agree as follows:

1.	Retirement of the Series A Preferred Stock.

The Preferred Stock Holders agree to return certificates P-2 and P-3 (the “Certificates”), each evidencing one (1) share of Series A Preferred Stock to XA, at the address below, for cancellation within five (5) days of the date of this Agreement first written above.

XA agrees to pay the Preferred Stock Holders an aggregate of $1.00, to be distributed equally to each of the Preferred Stock Holders in consideration for the Retirement, which funds XA agrees to provide to the Preferred Stock Holders within five (5) days of the date of this Agreement first written above (the “Payment”).

XA agrees that it will receive valid consideration from the Retirement and the Preferred Stock Holders agree that they will receive valid consideration from the Payment and the Funding.

2.	The Retirement.

The Preferred Stock Holders agree to send the Certificates evidencing the shares of Series A Preferred Stock to XA’s attorney at the following address for cancellation:

The Loev Law Firm, Inc.
6300 West Loop South, Suite 280
Bellaire, Texas 77401

The Preferred Stock Holders agree that once the Series A Preferred Stock shares are cancelled by XA and the Preferred Stock Holders receive the Payment, they will no longer have any rights to the Series A Preferred Stock nor will they retain any super majority voting rights.

           3.  Miscellaneous.

(a) Assignment. All of the terms, provisions and conditions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Parties hereto and their respective successors and permitted assigns.

(b) Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Illinois, excluding any provision of this Agreement which would require the use of the laws of any other jurisdiction.

(c) Entire Agreement, Amendments and Waivers. This Agreement constitutes the entire agreement of the Parties hereto and expressly supersedes all prior and contemporaneous understandings and commitments, whether written or oral, with respect to the subject matter hereof. No variations, modifications, changes or extensions of this Agreement or any other terms hereof shall be binding upon any Party hereto unless set forth in a document duly executed by such Party or an authorized agent or such Party.

(d)  Waiver. No failure on the part of any Party to enforce any provisions of this Agreement will act as a waiver of the right to enforce that provision.

(e) Section Headings. Section headings are for convenience only and shall not define or limit the provisions of this Agreement.

(f) Effect of Facsimile and Photocopied Signatures. This Agreement may be executed in several counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts. A copy of this Agreement signed by one Party and faxed to another Party shall be deemed to have been executed and delivered by the signing Party as though an original. A photocopy of this Agreement shall be effective as an original for all purposes.

  This Agreement has been executed by the Parties on the date first written above, with an Effective Date as provided above.

XA, INC.

/s/ Joseph Wagner
Joseph Wagner
Chief Executive Officer

PREFERRED STOCK HOLDERS:

/s/ Joseph Wagner
Joseph Wagner
One Share of Series A Preferred Stock
Represented by Certificate P-3

/s/ Jean Wilson
Jean Wilson
One Share of Series A Preferred Stock
Represented by Certificate P-2